QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 23.3

CONSENT OF SPROULE ASSOCIATES INC.

        We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-138704 and 333-144878) of the references to our firm, in the context in which they appear, and to our reserve estimates as of January 1, 2006, which are incorporated by reference in the Annual Report on Form 10-K of Kodiak Oil & Gas Corp. for the year ended December 31, 2007 as well as in the notes to the financial statements included therein.

Sincerely,
SPROULE U.S. LIMITED
Harry J. Helwerda, P. Eng. Executive Vice-President

March 13, 2008

QuickLinks

CONSENT OF SPROULE ASSOCIATES INC.